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                                                                     EXHIBIT 8.1

                           SIMPSON THACHER & BARTLETT

                              3330 HILLVIEW AVENUE
                               PALO ALTO, CA 94304
                                 (650) 251-5000
                                  ------------
                            FACSIMILE: (650) 251-5002

                                                                  March 21, 2002


Agilent Technologies, Inc.
395 Page Mill Road
Palo Alto, CA 94306

Ladies and Gentlemen:

         We have acted as counsel to Agilent Technologies, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3 dated March 21, 2002 under the Securities Act of 1933, as amended, (the "Registration Statement") with respect to the registration of $1,150,000,000 aggregate principal amount of 3% Senior Convertible Debentures due 2021 (the "Convertible Debentures") issued under the Indenture, dated as of November 27, 2001, between the Company and Citibank, N.A., as trustee.

         In delivering this opinion letter, we have reviewed and relied upon:
(i) the Registration Statement; (ii) the Indenture; and (iii) forms of the Convertible Debentures. We have also examined and relied upon originals, or duplicates or certified or conformed copies, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the statements set forth in the Registration Statement under the caption "Certain U.S. Federal Income Tax Considerations," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

         We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as Convertible Debentures and that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal tax law of the United States.

         We hereby consent to the use of our name in the Registration Statement under the captions "Certain U.S. Federal Income Tax Consequences" and "Legal Matters".

                               Very truly yours,

                              /s/ Simpson Thacher & Bartlett

                              SIMPSON THACHER & BARTLETT